Exhibit 99.1

FOR IMMEDIATE RELEASE

LONE STAR FUNDS COMPLETES ACQUISITION OF DFC GLOBAL CORP.

Berwyn, Pennsylvania – June 13, 2014 – DFC Global Corp. (NASDAQ: DLLR) (“DFC Global” or “the Company”), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced that the acquisition of the Company by an affiliate of Lone Star Funds (“Lone Star”) has been completed.

As a result of the acquisition, DFC Global stockholders are receiving $9.50 in cash for each share of DFC Global’s common stock they own. DFC Global Corp. stock will no longer trade on the NASDAQ Stock Market and will be delisted.

About DFC Global Corp.

DFC Global Corp. is a leading international non-bank provider of alternative financial services, principally unsecured short-term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with the Company rather than with banks or other financial institutions due to the range and convenience of services that it offers, the multiple ways in which they may conduct business with the Company and its high-quality customer service. The Company’s products and services, principally its unsecured short-term consumer loans, secured pawn loans and check cashing and gold buying services, provide customers with convenient access to cash for living expenses and other needs. In addition to these core offerings, the Company strives to offer its customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange.

About Lone Star Funds

Lone Star is a global private equity firm that invests in real estate, equity, credit, and other financial assets. Since the establishment of its first fund in 1995, Lone Star has organized twelve private equity funds with aggregate capital commitments totaling over $45 billion. The Funds are advised by Lone Star Global Acquisitions, Ltd. (LSGA), an investment adviser registered with the U.S. Securities and Exchange Commission. LSGA and its global subsidiaries advise the Funds from offices in North America, Western Europe and East Asia.

Contacts

DFC Global Corp.

ICR

Investor Relations

Garrett Edson: (484) 320-5800

Media

Phil Denning: (646) 277-1200

Lone Star Funds

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Joseph Sala: (212) 355-4449